EXHIBIT 4.2
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                          WEBSTER FINANCIAL CORPORATION

                               AMENDMENT NUMBER 1
                                       TO
                              AMENDED AND RESTATED
                             1992 STOCK OPTION PLAN

         The Webster Financial Corporation 1992 Stock Option Plan, as amended and restated (the "Plan") is hereby amended as set forth below:

         1. Section 6(a) of the Plan is amended to add the following new provision at the end thereof:

              "No option may be exercisable after grant prior to the completion of a minimum of one year of service for the Company from the date of such grant to the Optionee, unless the Board has provided that such service will not be required in the case of the death or disability of the Optionee; this service requirement applies solely with respect to options granted by reason of the 2,200,000 increase in Shares that may be awarded pursuant to Amendment Number 2 to the Plan. The Board shall account for which Options were granted pursuant to such amendment in its sole and complete discretion."

         2. Section 6(b) of the Plan is amended to add the following new provisions at the end thereof:

              "The Corporation or any Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to the Holder or Optionee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or with respect to the exercise of Options. At the time of the vesting, or lapse of Restricted Stock or the exercise of Options, the Corporation or any Subsidiary may direct the Holder or Optionee to pay to the Corporation or such Subsidiary, as the case may be, any amount that the Corporation or such Subsidiary may reasonably determine to be necessary to satisfy the withholding obligation. Subject to the prior approval of the Corporation or any Subsidiary, as the case may be, which may be withheld in the sole discretion thereof, the Holder or Optionee may elect to satisfy these obligations, in whole or in part, (i) by causing the Corporation or such Subsidiary to withhold shares of Stock otherwise deliverable or by withholding from the Stock to be issued upon the exercise of an Option or (ii) by delivering to the Corporation or such Subsidiary shares of Stock already owned by the Holder or Optionee. The shares of Stock so delivered or withheld shall have a fair market value equal to the withholding obligations. The fair market value of the shares of Stock used to satisfy the withholding obligation shall be determined by the Corporation or any Subsidiary as of the date that the amount of tax to be withheld is to be determined.

              No Restricted Stock Awards may be issued pursuant to a grant prior to the completion of a minimum of one year of service for the Company from the date of such grant to the Holder, unless the Board has provided that such service will not be required in the case of the death or disability of the Holder; this service requirement applies solely with respect to Restricted Stock Awards granted by reason of the 2,200,000 increase in Shares that may be awarded pursuant to Amendment Number 2 to the Plan. The Board shall account for which Restricted Stock Awards were granted pursuant to such amendment in its sole and complete discretion.

              Of the increase in Incentive Awards by 2,200,000 Shares pursuant to Amendment Number 2 to the Plan, no more than 220,000 Shares therefore may be actually issued as

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              Restricted Stock Awards. The Board shall account for which
              Restricted Stock Awards were granted pursuant to such amendment in its sole and complete discretion."

         3. Section 9 of the Plan is amended to add the following sentence at the end thereof:

              "No Option granted under the Plan shall be amended or modified so as to reduce the Option Price of such Option and no other action shall be taken to reprice any Option if such amendment, modification or other repricing would result in a charge against the earning of the Company or any of its Affiliates."

         4. Section 12(a) of the Plan is amended to read in its entirety as follows:

              "(a) Employees and Subsidiary Directors. Upon the termination of the employment or service of an Optionee (other than a Non-Employee Director) with the Corporation or a Subsidiary, other than by reason of the Normal Retirement (as defined below), death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, any Option granted pursuant to the Plan shall terminate three months after the date of such termination of employment or service, unless earlier terminated pursuant to Section 10(a) above, and such Optionee shall have no further right to purchase shares of Stock pursuant to such Option; provided, however, that the Board may provide, by inclusion of appropriate language in an Option Agreement, that an Optionee may (subject to the general limitations on exercise set forth in Section 10(b) above), in the event of termination of employment or service of the Optionee with the Corporation or a Subsidiary, exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and before termination of the Option as provided in Section 10(a) above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 10(b) above. Upon the termination of the employment or service of a Holder with the Corporation or a Subsidiary other than by reason of Normal Retirement, death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), any restricted Stock issued to such Holder that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Board, in its discretion, determines otherwise. Upon forfeiture of restricted Stock, the Holder shall have no further rights with respect to such Stock, including but not limited to any right to vote restricted Stock or any right to receive dividends with respect to such shares of restricted Stock. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or service for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment or service with the Corporation or a Subsidiary shall not be deemed to occur if immediately thereafter the Optionee or Holder is employed with the Corporation or any Subsidiary or is serving as a Subsidiary Director. Upon the termination of the employment or service of an Optionee (other than a Non-Employee Director) with the Corporation or a Subsidiary by reason of the Optionee's retirement after attaining age 65 ("Normal Retirement"), such Optionee shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), at any time before termination of the Option as provided in
              Section 10(a) above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination of employment or service, whether or not such Option was exercisable immediately before such termination of employment or service; provided, however, that the Board may provide, by inclusion of appropriate language in the Option Agreement, that the Optionee may (subject to the general limitations on exercise set forth in Section 10(b) above), in the event of the termination of employment or service of the Optionee with the Corporation or a Subsidiary by reason of Normal Retirement, exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and before termination of the Option as provided in Section 10(a) above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 10(b) above. If a Holder terminates employment or service with the Corporation or a Subsidiary by reason of Normal Retirement, except as provided in the applicable Award Agreement, all shares of restricted Stock granted to such Holder shall fully vest upon such termination of employment or service."

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         5.   The Plan shall otherwise be unchanged by this Amendment Number 1.

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